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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors,
ARV Assisted Living, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of ARV Assisted Living, Inc. of our report dated March 5, 2001 relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of ARV Assisted Living, Inc.


                                          /s/ KPMG LLP

Orange County, California
March 30, 2001